Exhibit 99.1

Sprint Contacts:

Media:

Scott Sloat, 240-855-0164

Scott.sloat@sprint.com

Doug Duvall, 517-287-5183

Douglas.duvall@sprint.com

Investors:

Brad Hampton, 800-259-3755

investor.relations@sprint.com

SoftBank Contacts:

Japan Media:

SoftBank Press office

+ 81 3 6889 2300

US Media:

Jim Barron +1.212.687.8080

Megan Bouchier +1.415.618.8750

Paul Kranhold +1.415.618.8750

SPRINT AND SOFTBANK AMEND MERGER AGREEMENT TO DELIVER GREATER VALUE TO SPRINT STOCKHOLDERS

Increases Cash Consideration Paid to Sprint Stockholders at Closing by $4.5 Billion

Sprint’s Special Committee and Board of Directors Unanimously Approve Amended Merger Agreement

Sprint’s Special Committee Unanimously Determines that DISH Preliminary Proposal

Not Reasonably Likely to Lead to a Superior Offer

Sprint to Adjourn June 12, 2013 Stockholder Meeting until June 25, 2013

OVERLAND PARK, Kan and TOKYO – June 10, 2013 EST / June 11, 2013 JST – Sprint Nextel Corporation (NYSE: S) (“Sprint”) and SoftBank Corp. (TSE: 9984) (“SoftBank”) announced today that they have amended the previously announced merger agreement (the “Merger Agreement”) between the two companies to deliver greater cash consideration and increased certainty to Sprint stockholders. Sprint’s Special Committee and Board of Directors have unanimously approved the amended Merger Agreement and have unanimously recommended to stockholders to vote FOR the revised SoftBank transaction. Sprint and

SoftBank anticipate closing the SoftBank transaction in early July 2013, as previously communicated.

Under the amended Merger Agreement, SoftBank will deliver an additional $4.5 billion of cash to Sprint stockholders at closing, bringing the total cash consideration available to Sprint stockholders to $16.64 billion.

•	The cash available to stockholders has increased by $1.48 per share, from $4.02 to $5.50, based on the June 7, 2013 share count (assuming full proration).

•

The $4.5 billion of additional cash at closing will be funded by a reallocation of $3 billion of SoftBank’s previously proposed $4.9 billion primary investment in New Sprint and by $1.5 billion of incremental capital from SoftBank.

•

The price at which SoftBank will acquire shares from current Sprint shareholders will be increased from $7.30 per share to $7.65 per share, a 52% premium to the unaffected trading price prior to announcement in October 2012.

As part of the amended Merger Agreement, the pricing of SoftBank’s $1.9 billion primary investment will be increased by 19% from the previously agreed $5.25 per share to $6.25 per share. Pro forma for the transaction, the current Sprint stockholders’ resulting equity ownership in a stronger, more competitive New Sprint will be 22% while SoftBank will own approximately 78%.

SoftBank will continue to invest $1.9 billion in New Sprint at closing, which in addition to the $3.1 billion convertible debt investment made by SoftBank in October 2012, brings SoftBank’s total investment in Sprint to $5.0 billion. SoftBank and Sprint believe that the reallocation of primary capital to Sprint stockholders is warranted given the companies’ refined operating and capital expenditure synergy expectations resulting from extensive due diligence over the past nine months, as well as Sprint’s improving profitability and execution of its Network Vision plan.

Sprint also announced today that its Special Committee and Board of Directors have unanimously determined that the proposal submitted by DISH Network Corporation (“DISH”) on April 15, 2013 is not reasonably likely to lead to a “superior offer” under the Merger Agreement. Sprint has engaged with DISH since April 15 and, after receiving waivers from SoftBank under the Merger Agreement, allowed DISH due diligence to commence on May 21. Despite the Special Committee’s diligence, DISH has not put forward an actionable offer. As a consequence of the lack of progress with DISH and the improved terms from SoftBank, the Special Committee ended its discussions with DISH and will request that DISH destroy all of the Sprint confidential information made available in the course of its diligence.

“The amended agreement announced today delivers more upfront cash to Sprint stockholders, while still achieving our goal of creating a well-capitalized Sprint that is better positioned to bring meaningful competition to the US market,” said SoftBank Chairman and CEO, Masayoshi

Son. “Our transaction offers significant value for Sprint stockholders and the opportunity to realize that value in just a few weeks, without the risks associated with any other potential transaction. We look forward to working with the Sprint management team to accelerate the build out of a nationwide LTE network, increase competition in the US market and drive subscriber growth in the years ahead.”

Chairman of the Special Committee of the Sprint Board of Directors, Larry Glasscock, said, “As amended, the SoftBank transaction provides a significant cash premium, maximizes value and certainty for Sprint stockholders, and enhances Sprint’s long-term value by creating a company with an improved balance sheet, greater financial flexibility and a stronger competitive position. The amended agreement allows Sprint shareholders to receive substantial cash and to begin to participate in SoftBank upside on an expedited and low-risk basis. We believe this preserves the timing and closing certainty of the original SoftBank transaction.”

Glasscock continued, “We have expended substantial time and energy engaging with DISH over the past nine weeks, including an extensive due diligence process, but these efforts did not lead, in the Special Committee’s view, to a proposal that was reasonably likely to lead to a proposal superior to SoftBank’s.”

The revised merger agreement creates a deadline of June 18, 2013 for DISH to provide its ‘best and final’ offer and for the completion of deliberations by the Special Committee and notice to SoftBank.

The Special Committee made its decision and recommendation after long and careful deliberation. Specific steps taken by the Special Committee include:

•

Proactively hired network and spectrum consultants and regulatory counsel (in addition to its previously announced financial and legal advisors) to independently advise it on certain matters and these individuals participated in the extensive due diligence that was performed on DISH and its spectrum and network plans;

•	Directed Sprint to respond to nearly all of DISH’s numerous requests for written diligence materials;

•

Enabled representatives of the Committee and Sprint, as well as members of Sprint management, to engage in multiple in-person meetings with DISH as well as numerous conference calls to discuss a wide variety of diligence subjects such as network deployment, HR, IT, marketing and tax and;

•	Participated in numerous calls between the Committee and Sprint and their advisors and DISH and its advisors.

Additional terms of the agreement:

•	Amend the definition of “Superior Offer” to exclude any proposal that is not fully financed pursuant to binding commitments from recognized financial institutions.

•	Require Sprint to adopt a shareholder rights plan.

•	Increase the non-refundable fiduciary termination fee payable by Sprint to SoftBank in certain circumstances from $600 million to $800 million.

To give Sprint stockholders time to evaluate the amended agreement, Sprint and SoftBank have agreed to adjourn the Special Meeting of Stockholders to be convened on June 12, 2013 until June 25, 2013. Supplemental proxy materials will be filed with the SEC and distributed to stockholders in the near future and such materials and an election form will be distributed to stockholders in the near future.

Consummation of the Sprint-SoftBank merger remains subject to various conditions to closing, including receipt of approval of the Federal Communications Commission and adoption of the merger agreement by Sprint’s stockholders. Sprint and SoftBank anticipate the merger will be consummated in July 2013, subject to the remaining closing conditions.

All holders of record of Sprint common stock at the close of business on April 18, 2013 are eligible to vote at the special stockholders’ meeting. If you have any questions or need assistance in voting your shares, please call Sprint’s proxy solicitor and the information agent for the offering, Georgeson Inc., toll free at 1-866-741-9588 (banks and brokers call 212-440-9800). You can also contact SoftBank’s proxy solicitor Morrow & Co., LLC toll free at 1-800-662-5200 (banks and brokers call 203-658-9400). Proxy materials and other important information relevant to the SoftBank-Sprint transaction can be found at: www.SoftbankSprintTransaction.com.

The Raine Group LLC is serving as lead financial advisor to SoftBank. Mizuho Securities, Goldman Sachs, Deutsche Bank, JP Morgan and Credit Suisse also served as advisors. SoftBank’s legal advisors include Morrison & Foerster LLP as lead counsel, Mori Hamada & Matsumoto as Japanese counsel, Dow Lohnes PLLC as regulatory counsel, Potter Anderson Corroon LLP as Delaware counsel, and Foulston & Siefkin LLP as Kansas counsel.

The Special Committee of the Sprint Board of Directors is being advised by Bank of America Merrill Lynch, Shearman & Sterling LLP, and Bingham and Spectrum Management Consulting. Citigroup Global Markets Inc., Rothschild Inc. and UBS Investment Bank are co-lead financial advisors for Sprint. Sprint’s legal advisors include Skadden, Arps, Slate, Meagher and Flom LLP as lead counsel, Lawler, Metzger, Keeney and Logan as regulatory counsel, and Polsinelli PC as Kansas counsel.

Cautionary Statement Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature.

This document contains forward-looking statements relating to the proposed transactions between Sprint Nextel Corporation (“Sprint”) and SoftBank Corp. (“SoftBank”) and its group companies, including Starburst II, Inc. (“Starburst II”), and the proposed acquisition by Sprint of Clearwire Corporation (“Clearwire”). All statements, other than historical facts, including, but not limited to: statements regarding the expected timing of the closing of the transactions; the ability of the parties to complete the transactions considering the various closing conditions; the expected benefits of the transactions such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of SoftBank or Sprint; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) there may be a material adverse change of SoftBank; (2) the proposed financing may involve unexpected costs, liabilities or delays or may not be completed on terms acceptable to SoftBank, if at all; and (3) other factors as detailed from time to time in Sprint’s, Starburst II’s and Clearwire’s filings with the Securities and Exchange Commission (“SEC”), including Sprint’s and Clearwire’s Annual Reports on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, and other factors that are set forth in the proxy statement/prospectus contained in Starburst II’s Registration Statement on Form S-4, which was declared effective by the SEC on May 1, 2013, and in other materials that will be filed by Sprint, Starburst II and Clearwire in connection with the transactions, which will be available on the SEC’s web site (www.sec.gov). There can be no assurance that the transactions will be completed, or if completed, that such transactions will close within the anticipated time period or that the expected benefits of such transactions will be realized.

All forward-looking statements contained in this document and the documents referenced herein are made only as of the date of the document in which they are contained, and none of Sprint, SoftBank or Starburst II undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

###